    As filed with the Securities and Exchange Commission on August 6, 1997

                                                  Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            _______________________

                           PHOTOELECTRON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          Massachusetts                            04-3035323
(State or Other Jurisdiction of                  (I.R.S. Employer
 Incorporation or Organization)                   Identification No.)


                                 5 Forbes Road
                        Lexington, Massachusetts  02173
          (Address of Principal Executive Offices, Including Zip Code)

                             1989 STOCK OPTION PLAN
                          EMPLOYEE STOCK PURCHASE PLAN
                           1996 EQUITY INCENTIVE PLAN
                           (Full Title of the Plans)

                           PETER E. OETTINGER, PH.D.
                   Vice President and Chief Operating Officer
                           PHOTOELECTRON CORPORATION
                                 5 Forbes Road
                        Lexington, Massachusetts  02173
                                 (617) 861-2069
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
                            ________________________

                                    Copy to:

                             LESTER J. FAGEN, ESQ.
                            GOULSTON & STORRS, P.C.
                              400 Atlantic Avenue
                          Boston, Massachusetts  02110
                           __________________________

                        CALCULATION OF REGISTRATION FEE

 Title of Securities    Amount to be    Proposed Maximum    Proposed Maximum        Amount of
  to be Registered     Registered (1)  Offering Price Per  Aggregate Offering   Registration Fee
                                             Share                Price
================================================================================================
Common Stock,
par value $.01 per      594,725 (1)       $4.487662365       $2,668,925 (2)        $808.77
share
================================================================================================
Common Stock,
par value $.01 per      127,750 (3)       $8.38148728        $1,070,735 (4)        $324.47
share
================================================================================================
Common Stock,
par value $.01 per      386,525 (5)       $6.875             $2,657,359 (6)        $805.26
share
================================================================================================

TOTAL                    1,109,000                           $6,397,019          $1,938.50 (7)
================================================================================================

(1) Subtotal represents the shares issuable upon exercise of options that have been previously granted as of the date hereof under the Registrant's 1989 Stock Option Plan. No additional options will be granted under the 1989 Stock Option Plan.

(2) Computed in accordance with Rule 457(h) ("Rule 457 (h)") under the Securities Act of 1933, as amended, based on the average weighted exercise price of $4.487662365 per share.

(3) Subtotal represents the shares issuable upon exercise of options that have been granted as of the date hereof under the Registrant's 1996 Equity Incentive Plan.

(4) Computed in accordance with Rule 457(h) based on the average weighted exercise price of $8.38148728 per share.

(5) Subtotal represents the sum of (a) 126,500 shares that previously have been issued upon exercise of options under the 1989 Stock Option Plan, (b) 139,025 shares issuable upon exercise of options that have not yet been granted under the Registrant's 1996 Equity Incentive Plan and (c) 121,000 shares that previously have been issued under the Employee Stock Purchase Plan.

(6) Computed in accordance with Rule 457(h) and (c) based on the average of the high and the low prices per share of Photoelectron Corporation Common Stock, par value $.01 per share, on August 4, 1997, as reported on the Nasdaq National Market.

(7) Estimated pursuant to Rule 457(h) and (c) solely for the purpose of calculating the Amount of Registration Fee.


================================================================================

                                EXPLANATORY NOTE

          This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by affiliates (as that terms is defined in Rule 405 under the Securities Act of 1933, as amended) of the Registrant of shares of Common Stock of the Registrant, issued upon exercise of options granted pursuant to the Registrant's 1989 Plan, Employee Stock Purchase Plan and 1996 Plan. Pursuant to the Note to Part I of Form S-8, plan information specified by Part I is not being filed with the Securities and Exchange Commission. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8.

                           PHOTOELECTRON CORPORATION

                             CROSS-REFERENCE SHEET

           Showing the Location in the Prospectus of the Information
                  Required by the Items of Part I of Form S-3

                   Item                    Location in Prospectus
                   ----                    -----------------------

1.     Forepart of the Registration        Facing Page, Outside
       Statement and Outside Front         Front Cover Page
       Cover Page of Prospectus

2.     Inside Front and Outside Back       Inside Front Cover Page
       Cover Pages of Prospectus

3.     Summary Information, Risk           Outside Front Cover
       Factors and Ratio of Earnings       Page, the Company,
       to Fixed Charges                    Risk Factors

4.     Use of Proceeds                     Use of Proceeds

5.     Determination of                    Outside Front Cover
       Offering Price                      Page; Plan of Distribution

6.     Dilution                            Not Applicable

7.     Selling Security Holders            Selling Shareholders

8.     Plan of Distribution                Outside Front Cover Page;
                                           Plan of Distribution

9.     Description of Securities           Information Incorporated
       to be Registered                    by Reference; Securities
                                           to be Offered

10.    Interests of Named                  Interests of Named
       Experts and Counsel                 Experts and Counsel

11.    Material Changes                    Not Applicable

12.    Incorporation of Certain            Incorporation of Certain
       Information by Reference            Documents by Reference

13.    Disclosure of Commission            Indemnification of Directors
       Position on Indemnification         and Officers
       for Securities Act Liabilities

PROSPECTUS

                           PHOTOELECTRON CORPORATION

                        378,818 SHARES OF COMMON STOCK
                                ($.01 PAR VALUE)

      This Prospectus covers an aggregate of 378,818 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock") of Photoelectron Corporation (the "Company") which have been issued or are issuable upon exercise of stock options or upon stock grants under the Company's 1989 Stock Option Plan (the "1989 Plan"), Employee Stock Purchase Plan (the "Employee Plan") and 1996 Equity Incentive Plan (the "1996 Plan," and together with the 1989 Plan and the Employee Plan, the "Plans"). This Prospectus also covers the resale of the restricted Common Stock previously issued under the Plans and the Common Stock issuable upon exercise of options or upon stock grants under the Plans. The Company will not receive any part of the proceeds from the sales of the Shares. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such Selling Shareholders.

      The Common Stock of the Company is traded and quoted on The Nasdaq National Market of the Nasdaq Stock Market (the "Nasdaq National Market"). On August 4, 1997, the closing sales price of the Company's Common Stock, as reported by the Nasdaq National Market was as $7 (NASDAQ Symbol: "PECX").

      THE PURCHASE OF SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION HEREIN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                The date of this Prospectus is August 6, 1997.

                                  THE COMPANY

  AS USED HEREIN, UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERM ''COMPANY'' INCLUDES PHOTOELECTRON CORPORATION AND ITS SUBSIDIARY, PHOTOELECTRON (EUROPE) LTD. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH UNDER THE HEADING "'RISK FACTORS."


  The Company is engaged in the design, development and commercialization of the Photon Radiosurgery System (''PRS''), a proprietary, therapeutic device for the treatment of cancerous tumors through the application of x-ray radiation directly to the tumor site. The PRS delivers in a single treatment a high dose of radiation through a thin, minimally invasive, needle-like probe, which emits from its tip precisely controlled low energy x-rays that irradiate the tumor from the inside out. The limited penetration of low energy x-rays in tissue substantially confines the radiation to the tumor site.

  The Company believes that the PRS offers a number of advantages over conventional radiation therapies by allowing higher radiation doses with shorter patient treatment times. Substantial confinement of the radiation to the tumor boundaries significantly reduces the risk of radiation exposure to the surrounding healthy tissue and important organs or critical structures.

  To date, the Company has focused its clinical efforts primarily on the treatment of metastatic brain tumors. However, the PRS is being developed for a variety of applications, including the treatment of primary brain tumors as well as breast, prostate, bladder, skin and other cancers. The method of treatment will depend on the application. The Company expects that the three basic PRS treatment methods will be: (i) the ''interstitial'' irradiation of localized tumors from the inside out; (ii) the ''intracavitary'' irradiation of body cavities; and (iii) the ''intraoperative'' irradiation of tumors during surgery or of the beds of surgically removed tumors in order to destroy remaining cancerous cells.

  Because of the particularly sensitive nature of the brain and its surrounding organs and critical structures, such as the optic nerves, damage from external radiation and surgical procedures can severely harm the patient. Accordingly, aggressive treatment of brain cancers has historically been limited. The PRS, however, has been used to treat brain tumors in approximately 90 patients in its clinical trials. Although the studies are not yet complete, in the Company's opinion, based primarily on two autopsies, the PRS has destroyed all cancerous tissue which has been targeted with an adequate dose of radiation. Based on these results, the Company believes that the PRS can be applied to treat primary brain tumors and other cancerous tumors throughout the body, with reduced risk of damage to surrounding tissue. On June 20, 1997, the Company received clearance from the U.S. Food and Drug Administration (''FDA'') to market Model 3 of the PRS for the treatment of intracranial tumors. The Company is currently preparing to submit an additional application under Section 510(k) of the Federal Food, Drug and Cosmetic Act, as amended (the ''FDC Act'') to the FDA seeking clearance to commercialize the current model of the PRS ("PRS 400") for treatment of intracranial tumors. Although there can be no assurance, the Company currently believes, based on the prior 510(k) clearance of the Model 3 and the similarity of the PRS 400 to the Model 3, that the PRS 400 will also receive 510(k) clearance to be marketed for treatment of intracranial tumors. Locally approved clinical trials for the treatment of brain tumors are also being performed at sites in Europe and Japan. The Company currently anticipates that two clinical trials to determine the safety of the PRS for treatment of breast cancer will begin in late 1997 in England. A protocol for human clinical trials of the PRS to treat prostate tumors has been approved by the ethics committee of a London hospital and animal trials relating to the use of the PRS in treating bladder tumors in the U.S. have been performed. The Company will consider the use of the PRS for other potential applications on an ongoing basis.

  The Company was formed in 1989 as a joint venture between Thermo Electron Corporation (''Thermo Electron'') and an investment entity organized by Peter M. Nomikos, the Company's President and Chief

Executive Officer. Mr. Nomikos co-founded Thermo Electron with George N. Hatsopoulos, Ph.D., a director of the Company.

  The Company was incorporated in Massachusetts in 1989. The Company's principal executive offices are located at 5 Forbes Road, Lexington, Massachusetts 02173, and its telephone number is (617) 861-2069.


                                  RISK FACTORS

  AN INVESTMENT IN THE SHARES OF COMMON STOCK BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES.


EARLY STAGE OF THE COMPANY AND ITS PRODUCTS

  The PRS, is still in development and no revenues have been generated from product sales of the PRS to date, nor has the PRS 400 been approved for commercial use in the U.S. or elsewhere. The PRS and its related accessories and components are currently the Company's only products. No assurance can be given that the Company's development efforts will be successfully completed, that required regulatory approvals will be obtained, or that the PRS, if introduced to the commercial market, will be marketed successfully.


HISTORY OF SIGNIFICANT OPERATING LOSSES; EXPECTATION OF FUTURE SUBSTANTIAL
LOSSES

  The Company has experienced significant operating losses in each year since its inception, due primarily to substantial research and development expenditures, and as of December 28, 1996 the Company had an accumulated deficit of approximately $17.4 million. The continued development and commercialization of the PRS will likely result in substantial losses through at least the middle of 1998. There can be no assurance that the PRS will ever gain commercial acceptance, or that the Company will ever generate revenues or achieve profitability. The Company's ability to achieve profitable operations will be dependent in large part on whether it can successfully develop and commercialize the PRS and/or any other products and make the transition to a manufacturing and marketing company.


PRODUCT DEVELOPMENT RISKS; UNCERTAINTIES RELATING TO CLINICAL TRIALS

  The PRS is new and, accordingly, its safety and efficacy have not yet been fully established, and further development will be required to use the PRS in the full range of intended applications. The PRS is still in the clinical testing stage and such clinical testing has focused on only one application of the PRS, the treatment of brain tumors.

  Results from Phase II trials of the PRS as a treatment for metastatic brain tumors may not be predictive of results for other specific applications. It is not uncommon for medical device companies to suffer significant setbacks in other clinical trials, even after obtaining promising results in prior trials. In addition, clinical trials of the PRS are likely to be conducted with patients in advanced stages of cancer. These patients could die or suffer adverse effects for reasons unrelated to the PRS, but such events could nevertheless negatively impact clinical trial results or regulatory approvals.

  The Company has relied and will continue to rely on unaffiliated medical institutions to perform its clinical trials in accordance with the approval process of the FDA. There can be no assurances that additional work carried out at the institutions currently performing Phase II clinical trials, or that additional work carried out at any institutions performing clinical trials in the future, will be satisfactory, or that those institutions will not cancel, suspend or delay such trials.

  Clinical trials may be delayed for a variety of reasons, including the inability to ensure sufficient numbers of enrolled patients to meet the clinical trial protocols. This inability can be influenced or caused by, among other things, the rigidity of the protocols, the size of the overall patient population, and the locations of clinical sites. The number of patients that have completed the Company's clinical trials has been limited by a number of factors, including the reluctance of patients or physicians to participate in experimental clinical trials. In addition, the Company's collection of randomized data has been made difficult by the defection from the clinical trials of patients that wanted to receive the PRS treatment but were assigned to the trials' non-PRS control groups. Any delays in or termination of the Company's clinical trials could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that clinical trials will be successful, that clinical trials will not be delayed, or that the PRS or any other product will be safe or effective or capable of being successfully developed for all intended applications.


ABSENCE OF REGULATORY CLEARANCES; UNCERTAINTY OF OBTAINING SECTION 510(K) CLEARANCE

  Although Model 3 of the PRS has received 510(k) clearance from the FDA to be marketed for the treatment of intracranial tumors, the PRS 400 has not been approved or cleared for commercial use in the U.S. or in any foreign country. The PRS is subject to extensive regulation in the U.S. by the FDA and, in many instances, by comparable agencies in foreign countries where the PRS is to be manufactured or distributed. Under the FDC Act and the Safe Medical Devices Act of 1990 (the ''SMDA''), manufacturers of medical devices must comply with applicable provisions of the FDC Act and the SMDA and certain associated regulations governing the safety, design, testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding the safety of medical devices. Both the FDC Act and the SMDA require certain clearances from the FDA before medical devices, such as the PRS, can be marketed.

  Sales of medical devices outside the U.S. are subject to regulatory requirements that vary widely from country to country. The length of time needed to obtain approval for the sale of a particular medical device in a foreign country may be longer, and the requirements may be more burdensome or expensive, than that required for FDA approval. Furthermore, the export of products manufactured by the Company will be subject to receipt of export licenses from the U.S. Government. Such licenses are required for equipment use in foreign clinical trials. The Company has requested and been granted export licenses and corresponding foreign import licenses for clinical trials in England, Japan, Australia and Germany.

  The Company expects that the PRS 400 will be the first version of the PRS to be made commercially available, and there can be no assurances that Section 510
(k) clearance will be obtained. In addition, even if the Company were to obtain all Section 510(k) clearances with respect to the use of the PRS in the treatment of brain tumors, there can be no assurances that the Section 510(k) procedures would be applicable to any other treatment modality. The inability of the Company to obtain clearance under Section 510(k) with respect to any particular treatment modality would have a material adverse effect on the Company's business, financial condition and results of operations.

  There can be no assurances that regulatory clearances will be granted for the PRS or any other future products, that the length of time for clearance will not be extensive, or that the cost of attempting to obtain any such clearances will not be prohibitive. Failure to obtain or maintain requisite governmental approvals could delay or preclude the Company from further developing and marketing the PRS and other products. Such delays could impair the Company's ability to generate funds from operations, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations.

EXTENSIVE ONGOING GOVERNMENT REGULATION

  Even if regulatory clearances are obtained, such clearances may include significant limitations on particular uses, and the FDA strictly prohibits the marketing or sale of approved medical devices for unapproved uses. In addition, there can be no assurance that the FDA will not impose strict labeling requirements that limit the use of the PRS, burdensome training requirements or other requirements as a condition of its Section 510(k) clearance or PMA, under the FDC Act, any of which could limit the Company's ability to market the PRS. The current 510(k) clearance granted by the FDA allows the Company to market the PRS (Model 3) for use in irradiating intracranial tumors. Further, in order to change or modify a product following FDA clearance, additional clearances may be required from the FDA. In addition, any FDA clearances may be withdrawn or limited for non-compliance with regulatory standards or the occurrence of unforeseen problems following the initial clearance, either of which could result in restrictions, including withdrawal of the product from the market or sanctions or fines being imposed on the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Manufacturers of medical devices are subject to strict federal regulations regarding quality of manufacturing, including periodic FDA inspections of manufacturing facilities to determine compliance with Good Manufacturing Practice (''GMP'') regulations, but the Company has not to date undergone such an inspection. These regulations include design, testing, production, control, documentation and other requirements. The FDA has publicly stated that recent proposed changes to the GMP regulations are intended to reduce potential design-related problems with medical devices. In addition, in order to obtain a Communaut Europenne Mark (a ''CE Mark'') for the PRS, which is required to market the PRS within the European Union, the Company will need to comply with standards administered by the International Standards Organization (''ISO''). There can be no assurance that the Company will be able to attain or maintain compliance with GMP or ISO standards, or that the Company will be able to identify and retain manufacturers on commercially acceptable terms, or at all, or that such manufacturers, if identified, will be adequate for the Company's long-term needs, or that they will be able to meet all relevant regulatory requirements. Moreover, changes in methods of manufacture may require the performance of new clinical studies under certain circumstances. Failure of the Company to comply with, and maintain continuing compliance with, these regulations could result in restrictions, including withdrawal of any given product from the market or sanctions or fines being imposed on the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.


RAPID, UNPREDICTABLE AND SIGNIFICANT TECHNOLOGICAL CHANGE; HIGHLY COMPETITIVE INDUSTRY

  The medical device industry is subject to rapid, unpredictable and significant technological change. The Company is subject to competition in the U.S. and abroad from a variety of sources, including universities, research institutions and medical device, chemical and biotechnology companies, many of which have substantially greater technical, financial, and regulatory resources than the Company and are better equipped to develop, manufacture and market their products. These companies may develop and introduce products and processes competitive with or superior to those of the Company.


DEPENDENCE ON ONE PRODUCT

  The Company expects to derive substantially all of its future revenues from the PRS. The PRS and its related accessories and components are currently the Company's only products. The PRS and any other products will require further development, study and regulatory approvals before they can be marketed in the U.S. or internationally. The Company has never commercially sold any products, and there can be no assurance that the Company's efforts will be successful or that the PRS and its related accessories or any other product developed by the Company will be safe or effective, approved by regulatory authorities, capable of being manufactured in commercial quantities at acceptable costs, or successfully introduced to the marketplace. Although the Company expects to use its core technology to develop products in addition to the PRS and its related accessories and components, all of such additional products are in early stages of development, and there can be no assurance that the Company will be able to continue as a going concern if it is forced to rely on sales of such other additional products as its primary source of revenues.


ADVERSE EFFECT OF PATIENT LIFE EXPECTANCIES ON MARKETS FOR SPECIFIC PRODUCT APPLICATIONS

  To date, the Company has focused its efforts on one specific application of the PRS, the treatment of metastatic brain tumors. Patients with metastatic brain tumors already suffer from primary cancer which is separate from the metastatic brain tumors themselves. The average life expectancy of patients with metastatic brain tumors is very short. Although the PRS has been designed to provide either curative or palliative cancer treatment, health care providers and third party payors may be reluctant to undertake or authorize, or provide reimbursement for, PRS treatment of patients whose anticipated life expectancies are below certain levels. While the Company believes that the PRS can be used for a variety of curative applications, such as primary brain, breast, prostate, bladder or skin cancer, where patient life expectancies may be increased more than those for patients with metastatic brain tumors, the Company has not yet begun U.S. human clinical trials for any of those other applications.


PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's ability to compete effectively in the marketplace will depend, in part, on its ability to maintain the proprietary nature of its technology. The Company will rely on patents, trade secrets and know-how to establish and maintain a competitive position in the marketplace. The enforceability of medical device patents can be highly uncertain, and relevant federal court decisions establishing the legal standards for determining the validity and scope of patent protection are currently in transition. In a case now pending before the United States Supreme Court, the Court has been requested to consider whether to alter or replace the traditional standards for determining patent infringement under the ''doctrine of equivalents.'' There can be no assurance that the historical legal standards applied to questions of validity and scope of patent protection will continue to be applied or that current defenses (as to issued patents in the field) will offer protection in the future. Any limitation or reduction in the Company's rights to obtain or enforce its patents could have a material adverse effect on the Company's ability to maintain the proprietary nature of its technology.

  The Company has been issued twelve U.S. patents covering the PRS and ancillary test and calibration devices and holds one U.S. patent application. The Company has filed foreign patent applications in selected foreign countries which correspond to certain of its U.S. patent applications. There can be no assurance, however, that any applications will result in issued patents, or that once issued, the U.S. Patent and Trademark Office or a court would resolve issues relating to the validity and scope of the patents in a manner favorable to the Company. Also, there can be no assurance that any current or future patents, trade secrets or know-how will afford protection against competitors with similar technologies or processes or that any patents issued to the Company will not be infringed upon or designed around by others, nor can there be any assurance that others will not independently develop proprietary technologies or processes which are the same as or substantially equivalent to those of the Company. In addition, there can be no assurance that the Company will not become subject to patent infringement claims or litigation initiated by third parties. The defense and prosecution of intellectual property suits, and related legal and administrative proceedings, are very costly and time-consuming, and any such litigation or proceeding would result in substantial expense to the Company and a significant diversion of effort by the Company's technical and management personnel. Further, any adverse determination in such litigation or proceeding could subject the Company to significant liabilities to the third party claimants and could prevent the Company from manufacturing or marketing its products.

UNCERTAINTY OF REIMBURSEMENT BY THIRD PARTY PAYORS

  The extent to which reimbursement levels for the cost of the Company's products and related treatment are obtained from third party payors will have a significant impact on the Company's ability to commercialize its products. These third party payors include private insurance companies, self-insured employers, health maintenance organizations, federal and state sources of payment under the Medicare and Medicaid programs, and other sources. There is no uniform policy on reimbursement among third party payors, nor are there any assurances that the PRS or any other Company product will qualify for reimbursement from third party payors. Foreign countries also have their own health care reimbursement systems, and there can be no assurance that third party reimbursement will be made available with respect to the Company's products under any foreign reimbursement system.

  In addition, the Company's business, financial condition and results of operations could be adversely affected by the continuing efforts of many third party payors to reduce the costs of health care by decreasing reimbursement rates, or limiting or prohibiting reimbursement for certain services or devices or through other means. Furthermore, legislative proposals to reform government health care insurance programs, including the Medicare and Medicaid programs, could significantly impact the purchase of health care services and products and could result in lower prices and reduced demand for the Company's products. The Company is unable to predict whether such proposals will be enacted, whether other health care legislation or regulation affecting the Company's business, financial condition and results of operations may be proposed or enacted in the future, or what effect any such legislation or regulation would have on the Company's business, financial condition and results of operations.


CONTROL BY PETER M. NOMIKOS, HIS AFFILIATES AND OTHER EXISTING STOCKHOLDERS

  After completion of this offering, Mr. Peter M. Nomikos, Chairman of the Board, President, Chief Executive Officer and Treasurer of the Company will beneficially own 48.3% of the outstanding shares of Common Stock, and the Company's principal stockholders and certain of their affiliates (including Mr. Nomikos) will beneficially own in the aggregate 48.3% of the outstanding shares of Common Stock. Certain principal stockholders serve as directors or have representatives who serve as directors of the Company. As a result of Mr. Nomikos' ownership of Common Stock coupled with the positions he holds in the Company, Mr. Nomikos, alone or with the other principal stockholders, will have the ability to significantly influence all matters requiring approval by the stockholders of the Company, including the election of all directors, acquisitions or sales of all or substantially all of the Company's stock or assets and other extraordinary transactions.


LIKELIHOOD OF SIGNIFICANT FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL
FUNDING

  The Company has expended and will continue to expend substantial funds to continue the research and development of the PRS and other potential products, conduct clinical trials, pursue regulatory approvals, establish commercial scale manufacturing in its own facilities or in the facilities of others, and market the PRS or other products.

  The Company's future capital requirements will depend on a variety of factors, including the time and costs involved in obtaining FDA and other regulatory approvals, the results of the Company's ongoing clinical trials, the market acceptance of the PRS and any other Company products, the expense and results of the Company's continued scientific research and development programs, the time and costs expended in filing, prosecuting and enforcing patent claims, and the development of competing technologies. No assurance can be given that the necessary funds will be available to the Company on acceptable terms, if at all. Insufficient funds may cause the Company to delay, scale back or eliminate some or all of its research and development, clinical marketing and manufacturing programs or to cease operations entirely. In addition, any equity financings may be dilutive to the Company's stockholders, including investors in this offering.


LIMITED MANUFACTURING EXPERIENCE

  To achieve profitability, the Company's product or products must be manufactured in commercial quantities, in compliance with all applicable regulatory requirements, and at acceptable costs. Production of the PRS or other products in commercial quantities may create technical challenges for the Company. The Company does not have and has no immediate plans to construct a commercial scale manufacturing facility. In order to manufacture its products in commercial quantities, the Company would have to build or gain access to adequate facilities or would be required to enter into agreements with other manufacturers at significant cost. The Company intends to continue its practice of sub-contracting the fabrication of most of its electrical and mechanical components, while maintaining internal responsibility for unit assembly and for manufacture of certain proprietary components. To date, the Company's manufacturing activities have consisted only of manufacturing investigational devices and prototype devices for use in clinical trials. As a result, the Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs, or that the Company will be able to make the transition to commercial production successfully.


LIMITED MARKETING EXPERIENCE

  The Company currently has no marketing or sales staff, and significant additional expenditures, management resources and time would be required to develop such a sales staff, or to make arrangements for sale or lease of the Company's products through third parties. As a result, the Company's current marketing and sales strategy will rely substantially on unaffiliated third parties to effect the sales of its products. There can be no assurance that the Company will be able to establish a sales force or make adequate third party arrangements for product leasing or sales or that the Company will not have to incur significant additional expenditures, which may include the employment of sales personnel, in order to effect the sales of its products.


HIGH DEPENDENCE ON KEY PERSONNEL

  The Company is highly dependent on its scientific personnel and senior management. The loss of any key personnel could significantly and adversely impact the Company's research and development efforts or strategic objectives. Competition among medical device companies for highly skilled scientific and management personnel is increasingly intense. In order to achieve and maintain the Company's commercialization of the PRS, the Company will need to attract and retain additional key personnel, and there can be no assurance that the Company will be able to do so. The Company has no employment agreements with any of its employees, nor has it purchased insurance on the lives of any of its key employees.


POTENTIAL COMPONENT SHORTAGES; DEPENDENCE ON LIMITED SOURCES OF SUPPLY

  The Company expects that it will manufacture its products based on anticipated product orders. The different lead times for the supply and delivery of materials and components ordered by the Company for its products can vary significantly, and the relative availability and cost of those materials and components can fluctuate. The Company has built up and maintains an inventory of certain components for the PRS, and seeks, where feasible, to identify multiple suppliers of materials and components. However, the Company acquires certain supplies over time from the same vendors. While the Company intends to negotiate, where appropriate, supply contracts with certain of its key suppliers in the future, the Company currently procures its supplies through open purchase orders, and there can be no assurance that the Company's vendors will continue to provide such supplies on terms acceptable to the Company, if at all. In addition, if forecasted product orders prove to be different than actual product orders, the Company may have excess or inadequate inventory. There can be no assurance that alternative suppliers for components can be found on a timely basis, or at all, in the event that such alternative suppliers are needed. Any significant delay or interruption in the Company's ability to acquire product components and materials could have a material adverse effect on the Company's ability to manufacture its products and therefore on its business, financial condition and results of operations.


PRODUCT LIABILITY EXPOSURE; POTENTIAL UNAVAILABILITY OF INSURANCE

  Use of the PRS or other products, whether for commercial applications or during clinical trials, exposes the Company to risk of medical product liability claims in the event that such products cause injury or result in adverse effects. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims. Although the Company has obtained medical product liability insurance with respect to the clinical testing of the PRS, there can be no assurance that the level or breadth of such insurance coverage will be sufficient to fully cover potential claims. Such insurance is expensive, and there can be no assurance that it will continue to be available at an acceptable cost, if at all, or that a medical product liability claim would not adversely affect the financial condition of the Company. Prior to commercial sale of its products, the Company will be required to obtain product liability insurance covering the commercial use of its products, however, there can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for the commercial sale or use of any product.


ANTI-TAKEOVER PROVISIONS; EFFECTS OF ISSUANCE OF PREFERRED STOCK

  Certain provisions of the Company's Articles of Organization and By-Laws are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to delay or prevent a change in control of the Company if the Board determines that such a change in control is not in the best interest of the Company. These provisions could have the effect of discouraging certain attempts to acquire the Company or to remove incumbent management even if some or a majority of the Company's stockholders deem such an attempt to be in the Company's best interest. As a result, these provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock, thereby depriving stockholders of certain opportunities to sell their stock at temporarily higher prices.

  In addition, the Company will be covered by the provisions of Chapter 110F of the Massachusetts General Laws, the Business Combination Statute. This statute would prohibit the Company from engaging in a ''business combination'' with an ''interested stockholder'' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a manner prescribed by the statute. A ''business combination'' includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the interested stockholder. The application of this statute could have the effect of delaying or preventing a change of control of the Company.

  The Board of Directors of the Company is authorized, subject to certain limitations, to cause the Company to issue one or more series of Preferred Stock and, to the extent permitted by Massachusetts law, to designate variations in the relative rights and preferences between different series. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. The Company has no current plans to issue any shares of Preferred Stock; however, there can be no assurance that the Company's Board of Directors will not do so at some time in the future.


NASDAQ LISTING REQUIREMENTS

   In order to maintain a company's listing on the Nasdaq National Market, a company must satisfy certain criteria. There can be no assurance that the Company will not fail to satisfy one or more of these criteria at some future time. In such event, Company's listed securities will be subject to delisting. Trading, if any, in the listed securities would therefore be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities. In addition, if the Company's securities are delisted, they would be subject to a Securities and Exchange Commission rule that imposes additional sales practice requirements, including suitability determinations, on broker-dealers who sell such securities to persons other than established customers and accredited investors. Consequently, the rule may effect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell their securities in the secondary market.


POTENTIAL VOLATILITY OF STOCK PRICE

  The stock markets have experienced price and volume fluctuations that have particularly affected medical device companies, resulting in changes in the market prices of the stocks of many companies which may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this offering.


SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the price of the Common Stock, and future sales of Common Stock by existing stockholders could also have an adverse effect on such price and on the Company's ability to raise capital. On August 1, 1997 certain lock-up agreements between the Company's stockholders and the underwriters of the Company's initial public offering will expire and the shares subject to such lock-up agreements will be eligible for sale in the public market subject in some cases to the volume and other restrictions of Rule 144 under the Act.


ABSENCE OF DIVIDENDS

  The Company has never paid any dividends on its capital stock, including its Common Stock, and it is currently anticipated that no cash dividends will be paid to the holders of the Common Stock in the foreseeable future.


                             AVAILABLE INFORMATION

      A Registration Statement on Form S-8 in respect of the Shares offered by this Prospectus (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, under the Securities Act of 1933, as amended (the "Act").

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Commission. These reports and other information may be inspected and copies at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

      The Company's securities are listed on the Nasdaq National Market. Reports, proxy and information statements and other information about the Company may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, at 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarter ended March 28, 1996 and for the quarter ended June 28, 1996 which are the only reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the Company's last fiscal year.

     (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A (File No. 0-29200) dated January 16, 1997, filed with the Commission pursuant to Section 12 of the Exchange Act, there being no amendment or report filed for the purpose of updating such description.

     (d) In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to: John Crowley, Controller, Photoelectron Corporation, 5 Forbes Road, Lexington, Massachusetts 02173, telephone number (617) 861-2069.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Organization provide that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation for liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-laws provide for a contract right to indemnification and advancement of expenses to its directors and officers to the full extent permitted by the laws of the Commonwealth of Massachusetts.

     The Underwriting Agreement between the Company and the underwriters of the Company's initial public offering (filed as Exhibit 1.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-14541)) provides for indemnification of the Company's directors and officers in certain circumstances.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS

      The following table sets forth the name of certain Selling Shareholders and the number of shares of Common Stock which each such Selling Shareholder (1) beneficially owned of record as of July 28, 1997 (including shares of Common Stock underlying exercisable options); (2) may acquire pursuant to the exercise of a previously granted option or options under the Plans, all of which shares may be sold pursuant to this Prospectus; (3) the amount of Common Stock to be beneficially owned by each Selling Shareholder assuming the sale of all shares acquired upon the exercise of such options granted under the Plans; (4) the percentage of shares to be beneficially owned by each Selling Shareholder after the exercise of the options granted and the sale thereof. Excluded from this table are non-affiliates who, as of July 28, 1997 hold less than the lesser of 1,000 shares or one percent of the shares issuable under the Plans. Each of such non-affiliates may use this reoffer prospectus to reoffer and resell up to 1,000 shares of Common Stock.


                                                                              Amount of
                                                    Expected to Acquire      Common Stock     Percentage of Outstanding
                             Shares Beneficially   Pursuant to the Plans  to be Beneficially      Common Stock to be
                                 Owned as of       and Offered Pursuant      Owned After       Beneficially Owned Upon
Name                          July 28, 1997 (1)      to the Prospectus    Exercise and Sale       Exercise and Sale
----                         --------------------  ---------------------  ------------------  --------------------------

Peter M. Nomikos
  Chairman of the
  Board, President,
  Chief Executive
  Officer and Treasurer             4,493,894 (2)                 28,500           4,465,394                       48.3%


Peter E. Oettinger, Ph.D.
  Vice President,
  Chief Operating
  Officer and Director                191,700 (3)                189,500               2,200                          *

George Hatsopoulos
  Director                             17,500 (4)                 12,500               5,000                          *

Roger Wellington
  Director                             17,500 (5)                 12,500               5,000                          *

Ken Harte                              64,900 (6)                 56,500               8,400                          *

Seigo Matsuda                          16,000 (7)                  7,500               8,500                          *

Jim Dodge                              27,100 (8)                  5,000              22,100                          *

Alan Sliski                            39,918 (9)                  3,818              36,100                          *

Mark Dinmore                          24,950 (10)                  1,000              23,950                          *

Anthonius Boom                        17,800 (11)                  4,500              13,300                          *

John Crowley
  Controller                          23,300 (12)                 10,000              13,300                          *

Walter Pearlman                        9,700 (13)                  2,500               7,200                          *

Michael Dalterio                      28,200 (14)                 15,500              12,700                          *

Monica Hall                            6,600 (15)                  2,000               4,600                          *

Jacquelyn Yanch                       10,800 (16)                  7,000               3,800                          *

Francis Feda                          26,500 (17)                 20,000               6,500                          *
----------------

* Less than 1%

(1) Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 28, 1997. Such exercisable options are shown in the footnotes to this table for each such person. The persons named in this table have voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws where applicable.

(2) Includes 16,000 shares subject to options granted by the Company, and 479,468 shares issuable upon conversion of convertible debt. Also includes 1,417,334 shares issuable upon exercise of outstanding warrants owned by PYC Corporation, of which Mr. Nomikos is the President. Mr. Nomikos has been granted investment power and the authority to vote such shares by PYC Corporation.

(3) Includes 114,500 shares subject to options granted by the Company. Also includes 40,080 shares transferred to the Oettinger Children Irrevocable Trust.

(4)  Includes 5,000 shares subject to options granted by the Company.

(5)  Includes 5,000 shares subject to options granted by the Company.

(6)  Includes 8,200 shares subject to options granted by the Company.

(7)  Includes 2,500 shares subject to options granted by the Company.

(8)  Includes 22,100 shares subject to options granted by the Company.

(9)  Includes 35,782 shares subject to options granted by the Company.

(10) Includes 23,950 shares subject to options granted by the Company.

(11) Includes 11,300 shares subject to options granted by the Company.

(12) Includes 13,000 shares subject to options granted by the Company.

(13) Includes 7,200 shares subject to options granted by the Company.

(14) Includes 12,200 shares subject to options granted by the Company.

(15) Includes 4,600 shares subject to options granted by the Company.

(16) Includes 3,800 shares subject to options granted by the Company.

(17) Includes 6,500 shares subject to options granted by the Company.


                             PLAN OF DISTRIBUTION

        The Selling Shareholders may sell all or a portion of the shares offered hereby from time to time in transactions (which may include block transactions) on the Nasdaq National Market at the market price then prevailing, or in the over-the-counter market. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. The Selling Shareholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

        The Company has advised the Selling Shareholders that the anti-manipulative Rules 10b-2, 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market, has furnished the Selling Shareholders with a copy of these Rules and has informed them of the possible need for delivery of copies of this Prospectus.

        In addition, Selling Shareholders who are officers or directors of the Company or beneficial owners of more than 10% of the Common Stock have been advised that Section 16 of the Exchange Act may apply to their transactions under the Plans. Section 16 requires persons subject to its provisions to file reports with the Commission of their transactions in the Company's equity securities. Moreover, persons subject to Section 16 may be required to turn over to the Company any profits realized upon a purchase and sale of the Company's equity securities within a period of less than six months.

        There can be no assurances that the Selling Shareholders will sell any or all of the shares of Common Stock offered hereunder.

        The Company will pay all expenses incident to the offering and sale of the Common Stock to the public other than brokerage commissions which will be paid by the Selling Shareholders.

                            SECURITIES TO BE OFFERED

               The shares offered hereby are shares of Common Stock, $0.01 par value, of the Company. The holders of the Company's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of holders of Preferred Stock of the Company, if any. Upon any liquidation of the Company, after payment of all indebtedness, the assets of the Company will be distributed pro rata to the holders of the Common Stock subject to such rights as may have been granted to the holders of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights and are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. As of July 25, 1997, all but 12,289 of the outstanding shares of Common Stock are, and the shares of Common Stock being sold in this offering will be, upon payment of the full consideration therefor, fully paid and nonassessable. The remaining 12,289 shares were issued in 1994 to employees pursuant to the Employee Stock Purchase Plan and are being paid for in installments.

               The American Stock Transfer and Trust Company is the transfer agent and the registrar of the Company's Common Stock.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

               The legality of the securities being offered hereby will be passed on for the Company by Goulston & Storrs, a professional corporation, Boston, Massachusetts. William O. Flannery, Esq. serves Of Counsel to Goulston & Storrs, a professional corporation and he has served as Clerk and General Counsel to the Company since 1992.


                                 LEGAL MATTERS

               The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110.


                                    EXPERTS

               The consolidated financial statements of Photoelectron Corporation as of December 28, 1996 and December 30, 1995 and for each of the years ended December 28, 1996 and December 30, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

     ----------------------------
     TABLE OF CONTENTS
     ----------------------------


                                      Page

     The Company                        2

     Risk Factors                       3

     Available Information             10

     Incorporation of Certain
     Documents by Reference            11

     Indemnification of Directors
     and Officers                      12

     Use of Proceeds                   12

     Selling Shareholders              12

     Plan of Distribution              14

     Securities to be Offered          15

     Interests of Named Experts
     and Counsel                       15

     Legal Matters                     15

     Experts                           15


                           PHOTOELECTRON CORPORATION

                                   378,818

                                    Shares
                               of Common Stock,
                                $.01 par value

                   -----------------------------------------


                                  PROSPECTUS


                                August 6, 1997

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
             ---------------------------------------

   The following documents have been filed by Photoelectron Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") and are hereby incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1996, which is the only report filed by the Company pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the Company's last fiscal year.

          (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A (File No. 0-29200) dated January 16, 1997, filed with the Commission pursuant to Section 12 of the Exchange Act, there being no amendment or report filed for the purpose of updating such description.

          (d) In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     ITEM 4. DESCRIPTION OF SECURITIES.
             -------------------------

          Not applicable.

     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
             --------------------------------------

          The legality of the securities being offered hereby will be passed on for the Company by Goulston & Storrs, a professional corporation, Boston, Massachusetts. William O. Flannery, Esq. serves Of Counsel to Goulston & Storrs, a professional corporation and he has served as Clerk and General Counsel to the Company since 1992.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
             -----------------------------------------

          The Company's Articles of Organization provide that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation for liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-laws provide a contract right to indemnification and advancement of expenses to its directors and officers to the full extent permitted by the laws of the Commonwealth of Massachusetts.

          The Underwriting Agreement between the Company and the underwriters of the Company's initial public offering (filed as Exhibit 1.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-14541)) provides for indemnification of the Company's directors and officers in certain circumstances.

     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
             -----------------------------------

          Not applicable.

     ITEM 8. EXHIBITS.
             --------

Exhibit
Number                   Description
------                   -----------
4.1       1989 Employee Stock Option Plan (incorporated herein by reference to
          Exhibit 10.4 of the Company's Registration Statement on Form S-1
          (Registration No. 333-14541).

4.2       Employee Stock Purchase Plan (incorporated herein by reference to
          Exhibit 10.3 of the Company's Registration Statement on Form S-1
          (Registration No. 333-14541).

4.3 The Photoelectron Corporation 1996 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 of the Company's Registration
          Statement on Form S-1 (Registration No. 333-14541).

5 Opinion of Goulston & Storrs regarding legality of the securities being registered.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Goulston & Storrs (included in Exhibit 5).

24        Powers of Attorney of Directors and Officers of the Company (included on the signature page hereof).

ITEM 9. UNDERTAKINGS.
        ------------

        The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided however that subparagraphs
(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts on this 6th day of August, 1997.

                                      PHOTOELECTRON CORPORATION


                                      By:   /s/ Peter E. Oettinger
                                            ------------------------
                                            Peter E. Oettinger
                                            Vice President and Chief
                                            Operating Officer


                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter E. Oettinger, Ph.D., and Gerald J. Bojas, and each of them, his true and lawful proxies, attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in such Registration Statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them and his and their substitute or substitutes, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                    Title                            Date
---------                    -----                            ----
/s/ Peter M. Nomikos
-------------------------    Director, President and           August 6, 1997
Peter M. Nomikos             Chief Executive Officer
                             (Principal Executive Officer)


/s/ Peter E. Oettinger
-------------------------     Director, Vice-President, and    August 6, 1997
Peter E. Oettinger            Chief Operating Officer

/s/ Gerald J. Bojas
-------------------------     Chief Financial Officer          August 6, 1997
Gerald J. Bojas               (Principal Financial
                               Officer and Principal
                               Accounting Officer)

/s/ George N. Hatsopoulos
-------------------------      Director                        August 6, 1997
George N. Hatsopoulos


/s/ Roger D. Wellington
-------------------------      Director                         August 6, 1997
Roger D. Wellington

                                 EXHIBIT INDEX
                                 -------------

                                                                      Sequential
Exhibit                                                               Page
Number    Description                                                 Number
------    -----------                                                 ----------

4.1 1989 Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.4 of the Company's Registration
      Statement on Form S-1 (Registration No. 333-14541).

4.2 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.3 of the Company's Registration
      Statement on Form S-1 (Registration No. 333-14541).

4.3   The Photoelectron Corporation 1996 Equity Incentive The
      Photoelectron Corporation 1996 Equity Incentive Plan
      (incorporated herein by reference to Exhibit 10.5 of the Company's Registration Statement on Form S-1
      (Registration No. 333-14541).

5 Opinion of Goulston & Storrs regarding legality of the securities being registered.

23.1  Consent of Arthur Andersen LLP.

23.2 Consent of Goulston & Storrs (included in opinion filed as Exhibit 5).

24 Powers of Attorney of Directors and Officers of the Company (included on the signature pages hereof).